Exhibit 10.6

PACIFIC CITY BANK

STOCK OPTION AGREEMENT

2003 STOCK OPTION PLAN

To:	Granting Date:

We are pleased to notify you that Pacific City Bank, a California banking corporation. (the “Bank”) hereby grants to you an option to purchase any or all of                      shares of the Common Stock of the Bank (the “Shares”) at the exercise price of $                 per Share (the “Exercise Price”) pursuant to the Bank’s 2003 Stock Option Plan (the “Plan”). This Agreement is subject to all the provisions of the Plan, and any term defined in the Plan and used herein with capitalized initials shall have the meaning given it in the Plan.

THIS OPTION IS:

A.	AN INCENTIVE STOCK OPTION ONLY IF THIS BLANK IS INITIALED BY THE BANK AT THE SAME TIME THIS AGREEMENT IS DELIVERED TO YOU .

OTHERWISE, IT IS A NON-QUALIFIED OPTION.

B.	A “DIRECTOR OPTION” ONLY IF THIS BLANK IS INITIALED AT THE TIME THIS AGREEMENT IS DELIVERED TO YOU . ALL DIRECTOR OPTIONS ARE NON-QUALIFIED OPTIONS, REGARDLESS OF ANY OTHER TERMS SET FORTH HEREIN.

THE OPTION MAY BE EXERCISED ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN. ONLY CERTAIN PROVISIONS OF THE PLAN ARE SUMMARIZED IN THIS STOCK OPTION AGREEMENT (THIS “AGREEMENT”).

1. Purpose of the Option.

The purposes of this option are to encourage you to high achievement in the service of the Bank, to reward such achievement with a financial interest in the progress of the business, and to retain your valuable services for the benefit of the Bank.

2. Signature on Option Agreement.

This option cannot be exercised unless you first sign this document in the place provided and return it to the Secretary of the Bank. Signing and delivering this letter will not bind you to purchase any Shares. You can only become obligated to purchase Shares by exercising this option in the manner set forth in Section 3, below.

3. Terms of Option and Exercise of Option.

Subject to the provisions of Section 4 and this Section 3, this option shall vest and become exercisable as to the following Shares on the following dates:

Number of Months	Number
Following Grant	of Shares

Any portion of this option that you do not exercise will accumulate and can be exercised by you any time after vesting and before the expiration of                      (                ) months from the granting date.

This option may be exercised by delivering to the Chief Financial Officer of the Bank the following items:

(1) Your notice in writing, in a form satisfactory to the Bank and signed by you, that you are exercising your option under the Plan. Such notice shall state the number of Shares you are purchasing at this time and the date you want them to be ready for delivery to you, which must be at least five days but not more than 30 days after the date you deliver your notice to the Bank.

(2) Payment in full of the Exercise Price for the number of Shares being purchased. You must pay in cash (in the form of certified or cashier’s check).

Upon receipt of all these items in proper form, the Bank will issue and deliver to you, at its principal office on any allowable date you specified (or if you did not specify a date, within 10 days) a certificate for the Shares you purchased. Your new share certificate will be dated the same date that your option was validly exercised. The time for delivery may be postponed by the Bank for such period as may be required for it with reasonable diligence to comply with any requirements of law. No fractional shares may be issued or delivered.

In accordance with the Federal Deposit Insurance Corporation’s (the “FDIC”) Statement of Policy and notwithstanding anything contained herein or in the Plan to the contrary, the FDIC shall have the authority to direct the Bank, and the Bank shall have the authority, to require you to exercise or forfeit this option if the Bank’s capital falls below the minimum requirements, as determined by the California Department of Financial Institutions or the FDIC.

4. Termination of Office or Employment.

If this option was granted to you while you were an Employee or Director of the Bank or of an Affiliate, you may only exercise it if you have maintained Continuous Service from the date of the grant of this option until the date you seek to exercise it. You may also exercise any vested portion of your option for up to 90 days after termination of Continuous Service (but not later than the date on which this option would otherwise expire), except as follows:

(a) If your Continuous Service terminates for Just Cause, your rights to exercise this option expire on your termination date. For purposes of this section, the term “Just Cause” means any of the following: (i) material dishonesty with respect to any aspect of the Bank’s or an Affiliate’s affairs or business, (ii) incompetence which actually results in substantial harm to the Bank or an Affiliate or which could reasonably be expected to result in such harm, (iii) willful misconduct, (iv) breach of fiduciary duty involving personal profit,(v) intentional failure to perform stated duties, or (vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final court order.

(b) If your Continuous Service terminates by reason of your death, this option will be exercisable only as to those Shares vested at the time of your death and may be exercised within one year from the date of your death (but not later than the date on which the option would otherwise expire) by your executor or administrator or by the heirs to whom your rights under this option have passed by will or by the laws of descent and distribution.

(c) If your Continuous Service terminates by reason of Permanent and Total Disability, as that term is defined in Section 22(e)(3) of the Code, this option will be exercisable only as to those Shares vested at the time of your Permanent and Total Disability and may be exercised within one year from the date such Permanent and Total Disability began, but not later than the date on which the option would otherwise expire.

5. Nontransferability of Option.

Your option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a “qualified domestic relations order” (within the meaning of Section 414(p) of the Internal Revenue Code and the regulations and rulings thereunder). This option may be exercised only by you, your personal representative or heirs, or a permitted transferee. Any person who obtains the right to exercise this option will be subject to and bound by the terms of this Agreement and of the Plan.

6. Adjustment of and Changes in the Shares.

(a) Recapitalizations, Stock Splits and Other Changes to Capital. The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards (and the Exercise Price thereof), shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Bank which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, stock split, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Bank.

(b) Transactions in which the Bank Is Not the Surviving Entity. In the event of (i) the liquidation or dissolution of the Bank, (ii) a merger or consolidation in which the Bank is not the surviving entity, (iii) the sale or disposition of all or substantially all of the Bank’s assets or (iv) a tender offer or acquisition by one person or a group of persons acting in concert of more than 50% of the Bank’s outstanding Shares (any of the foregoing to be referred to herein as a “Transaction”) that occurs while this Plan remains in force or any part of your option has not been exercised, the Committee will notify you of the pendency of the Transaction. Upon delivery of that notice and provided that the date of the Transactions is more than three years after the granting of your option, you will be entitled to purchase all Shares covered by your option but not previously purchased, whether your option to purchase them was previously vested or unvested. At the close of business on the 30th day after such notice is given, this option will terminate to the extent you have not exercised it, unless provision is made in connection with the Transaction for a successor to assume existing options, pay for them or grant substitute options on its own stock or that of its parent or subsidiary. The Bank has no obligation to make any such provision. The provisions of this subsection (b) shall not apply if the Bank is the surviving entity in any such Transaction or if the Transaction occurs within three years of the grant of your option.

(c) Special Rule for ISOs. Any adjustment made pursuant to subsections (a) or (b) hereof shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.

(d) Conditions and Restrictions on New, Additional or Different Shares or Securities. If, by reason of any adjustment made pursuant to this Section 6, a Participant becomes entitled to new, additional or different shares of stock or securities, such new, additional or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

(e) Other Issuances. Except as expressly provided in this Section 6, the issuance by the Bank or an Affiliate of shares of stock of any class, or of securities convertible in to Shares or securities of another class, for cash, property or any lawful consideration, either upon direct sale or upon the exercise of rights or warrants to purchase the same, shall have no effect upon, and no adjustment shall be made with respect to, the number, class, Exercise Price or other characteristics of Shares then subject to this option or reserved for issuance under the Plan.

7. Subject to Terms of the Plan.

This Agreement and the option granted hereby are subject in all respects to the terms and conditions of the Plan. In the event of any conflict or inconsistency between this Agreement and the terms of the Plan, the terms of the Plan will control. Your signature below represents your acknowledgment of receipt of a copy of the Plan and your agreement to the terms of the Plan and of this Agreement. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be finally and conclusively determined by the Board of Directors of the Bank or a duly appointed committee in its sole discretion, and such determination shall be binding upon all parties.

8. Tax Effects.

THE FEDERAL TAX CONSEQUENCES OF STOCK OPTIONS ARE COMPLEX AND SUBJECT TO CHANGE. A TAXPAYER’S PARTICULAR SITUATION MAY BE SUCH THAT SOME VARIATION OF THE GENERAL RULE IS APPLICABLE. ACCORDINGLY, A PARTICIPANT SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR BEFORE EXERCISING ANY OPTION OR DISPOSING OF ANY SHARES ACQUIRED UPON THE EXERCISE OF AN OPTION.

9. Rights as a Shareholder or Employee.

You have no rights as a shareholder of the Bank with respect to any Shares until the date of the issuance and delivery to you of a stock certificate for such Shares. The existence of this option shall neither create nor imply a right to continued employment with the Bank.

10. Notification of Sale.

You agree that you will notify the Bank not more than five (5) days before any sale or disposition of any Shares acquired upon exercise of this option. If this option is a non-qualified option, you may, in addition to the exercise price, be required to pay to the Bank an amount equal to the withholding taxes imposed.

11. Entire Agreement.

This Agreement and the Plan together contain the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior agreements. No representation, understanding, assurance or other agreement of any kind will have any effect if not set forth herein or in the Plan.

12. Amendment.

This Agreement may only be amended by means of a writing signed by the Participant and by a duly authorized representative of the Bank.

13. Choice of Law; Venue.

This Agreement is made in California and shall be interpreted and applied under the laws of this state. Any legal action or proceeding of any kind arising out of or in connection with this Agreement must be brought in a court located in the County of Los Angeles, California.

14. Arbitration.

Any dispute arising out of or in connection with this Agreement shall be resolved by binding arbitration at Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

15. Attorneys’ Fees.

In any arbitration or court proceedings arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees in addition to all other relief to which it is entitled.

Pacific City Bank,
A California banking corporation

By:
Name:
Title:
Agreed to as of this day of .

Participant